Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-266942) and the Registration Statements on Form S-8 (Nos. 333-34898, 333-34900, 333-34902, 333-76022, 333-123515, 333-159498, 333-208060, 333-231806, 333-237879, 333-256300, and 333-265079) of QuickLogic Corporation and Subsidiaries (collectively, the “Company”), of our report dated March 25, 2025, relating to the consolidated financial statements of QuickLogic Corporation and Subsidiaries, appearing in this Annual Report on Form 10-K of the Company for the year ended December 29, 2024.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

March 25, 2025